Exhibit 5.1

May 17, 2019

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250

San Diego, CA 92121

Re:Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 2,728,953 shares (the “Shares”) of Common Stock, $0.001 par value per share (“Common Stock”), of aTyr Pharma, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2015 Stock Option and Incentive Plan (the “Stock Plan”), the 2015 Employee Stock Purchase Plan (the “ESPP”) and a Non-Qualified Stock Option Agreement, between the Company and Jill M. Broadfoot, for an inducement award granted on July 30, 2018 (the “Inducement Award”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Stock Plan, the ESPP or the Inducement Award, as applicable, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP